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AMAG PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

Caligan Partners LP

Caligan Partners CV II LP

David Johnson

Samuel J. Merksamer

Paul Fonteyne

Lisa Gersh

Kenneth Shea

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Caligan Partners Launches Consent Solicitation Process and

Sends Letter to AMAG Shareholders

Believes Removal of Four Incumbent Directors is Necessary to Stop Value Destruction at AMAG

Caligan’s Four Highly-Qualified Nominees Have the Experience and Skillsets Needed to Conduct Comprehensive Review of AMAG

NEW YORK--(September 16, 2019)--Caligan Partners LP (“Caligan”), one of the largest shareholders of AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) (“AMAG” or the “Company”), announced today that it has mailed a letter to AMAG shareholders in connection with its filing of a definitive consent statement and accompanying form of consent card with the U.S. Securities and Exchange Commission (the “SEC”) to allow shareholders to act by written consent to effect the replacement of four directors of AMAG and to, among other things, amend the Company's bylaws to help prevent against entrenchment by incumbent directors.

The full text of the letter is below. Additional information, including a detailed presentation, can be found at www.saveamag.com.

September 16, 2019

Dear Fellow AMAG Shareholder,

Caligan is one of the largest shareholders of AMAG Pharmaceuticals, Inc. (“AMAG” or the “Company”) with beneficial ownership of 10.3% of the Company's outstanding common stock. We are seeking your consent to remove four members of AMAG’s board of directors (the "Board") who have overseen substantial value destruction during their tenures and replace them with Caligan’s four highly qualified nominees (the “Nominees”).1

We believe urgent change is needed at AMAG to reverse more than a decade of value destruction and share price decline, the majority of which has been overseen by the incumbent management team and Board. AMAG’s attempts to criticize our public approach and recent ownership in the Company only serve as a distraction from AMAG leadership’s objectively poor financial and operational performance, and AMAG’s poor share price performance. While the Company baselessly asserts that actions suggested by Caligan may be “destructive to the long-term value of the Company,”2 the reality is that, based on the total shareholder return of the Company over the short, medium, and long term, the only corporate action AMAG’s incumbent Board has definitively accomplished is destroying shareholder value.

Caligan has come forward to bear the costs of a consent solicitation because we believe:

(i)	AMAG’s “ambitious five-year strategic plan”[3] has caused AMAG’s severe underperformance
(ii)	There has been no accountability of AMAG’s leadership for the underperformance
(iii)	There is an immediate need for Caligan’s Nominees to be added to the Board in order to review the Company’s current strategic plan and all viable alternatives

We believe the only way for shareholders to effect meaningful change at AMAG without waiting for the next shareholder meeting is through our proposed consent solicitation.

I.	AMAG’s Strategic Plan Has Caused Its Underperformance

The Company’s recent press release states that “Since 2017, the Company has made significant progress executing on its ambitious five-year strategic plan to develop and commercialize innovative products.”4

Since January 3, 2017, AMAG’s total shareholder return is -76%5. See Image 1: AMAG Share Price Jan 3, 2017 – July 31, 2019.

Further, the broader investment community continues to express a healthy degree of skepticism at the Company’s “innovative products”6:

Firm	Reference
Cowen – August 7, 2019	“As for our broader thesis – and as we have indicated in the past and above – we simply do not believe in the current new commercial portfolio (Intrarosa and Vyleesi)…And again, given our view of high development risk for AMAG-423 and ciraparantag, we believe investors should seek better options.”
Piper Jaffray – August 7, 2019	“Vyleesi: Just throwing good money at bad in our view”

Jefferies – August 7, 2019	“Challenges seem continued to emerge for AMAG. Aside from generic competition to Makena (~40% of total sales), revenue growth prospects seem unfavorable from its own Makena generic supply issue/impairment charge, slow Intrarosa uptake since launch (3Q17) & likely slow launch/uncertain market potential of recently approved Vyleesi.”
JP Morgan – June 21, 2019

“With a high level of market skepticism around the commercial potential for this product (Vyleesi), we believe success with either ‘423 or ciraparantag would be needed to meaningfully shift the outlook for the company”

The market is so skeptical of AMAG’s strategic plan that AMAG has the second highest short interest of any US pharmaceutical or biotech company with consensus estimates greater than $300MM of product revenue in 2019.7 See Image 2: Short Interest (% of O/S Shares).

The Company has also represented that it has been “strengthening the financial profile of the Company.”8 Caligan asks shareholders: how has a strategic plan that has seen AMAG’s Non-GAAP Adjusted EBITDA swing from +$223MM in 2016 to consensus estimates of -$83MM in 20199 strengthened AMAG’s financial profile? See Image 3: AMAG Non-GAAP Adjusted EBITDA ($MM).

Despite what we perceive to be healthy and widespread market skepticism in AMAG’s
“ambitious five-year strategic plan”10 and its impact on AMAG’s financial profile, AMAG’s Board and leadership have chosen to ignore the market’s views and to continue forward, destroying AMAG shareholder value along the way.

II.	AMAG’s Board and Management Need to Be Held Accountable

After our interactions with AMAG’s leadership, it is clear to us that the Board and management’s perception of its performance is divorced from reality. While the Company may argue that shareholders already opined on the composition of the Company’s Board in May, at the time AMAG shareholders had no alternative to the Company’s incumbent directors.

Since 2012, as AMAG’s stock has lost almost half of its value, the Board has awarded compensation to senior management at an average of 110% of their target annual incentive.11 See Image 4: Achievement of Annual Performance Goals.

Similarly, AMAG’s Board members have voted to increase their annual compensation by 70% since 201212 despite overseeing a ~50% loss in stock price. See Image 5: AMAG Annual Director Compensation.

Caligan believes AMAG’s directors are so out of touch that they recently cite as an example of “maximizing long-term value creation” the “divestiture of the CBR business” and how they “strengthened [AMAG’s] balance sheet through debt reduction.”13 Caligan is seeking to remove four directors who approved the acquisition of CBR in 2015 for $683MM14 (and the concurrent issuance of $500MM of high-yield notes to finance the transaction15) only to approve the divestiture of CBR less than three years later for $519MM (with sale proceeds being used to retire the $500MM of high yield notes16). The loss to AMAG shareholders from the CBR transaction was more than $208MM, 50% of AMAG’s current market capitalization17. We believe the Board’s promotion of the CBR divestiture as an example of responsible stewardship is akin to an arsonist touting their record as a firefighter.

If the Board is so confident in the Company’s “position for long-term value creation,”18 why has only one of its eight non-executive directors19 ever purchased a share of AMAG stock with their own personal funds?

III.	Caligan’s Nominees Will Conduct A Comprehensive Strategic Review

The Company believes that “any corporate action must be for the benefit of all Company shareholders and must be rooted in a strong understanding of the pharmaceutical industry.”20 Caligan asks: what has the current Board’s “strong understanding of the pharmaceutical industry”21 done for shareholders other than destroy value?

Caligan’s Nominees are highly qualified individuals who have the experience to conduct a comprehensive review of AMAG’s strategic plan, including viable alternatives:

•	Paul Fonteyne, former CEO of Boehringer Ingelheim USA
•	Lisa Gersh, former CEO of Alexander Wang, Goop, and Martha Stewart Living Omnimedia
•	David Johnson, Managing Partner of Caligan Partners LP
•	Kenneth Shea, Former Senior Managing Director, Guggenheim Securities, LLC

Post-board refreshment, Caligan believes that AMAG’s Board needs to take decisive action including:

•	Conducting a comprehensive review of strategic alternatives for AMAG including separating its women’s health assets from Feraheme and Ciraparantag
•	Immediately rationalizing AMAG’s bloated commercial spending levels to move the Company back to profitability
•	Conducting a robust process to find the right international distribution partner to market Feraheme worldwide

Caligan believes this consent solicitation is a healthy process for the Company, given its long history of underperformance and its low valuation multiple relative to peers. AMAG shareholders now have a real choice to express their opinions on the urgent issues of board refreshment and the Company’s current strategic direction. AMAG shareholders can send a clear message to the Company that change is warranted.

We are encouraged by the support we have received over the past few weeks from research analysts and both institutional and retail shareholders. Now is the time for all of us to act.

We ask for your support to remove four incumbent AMAG directors and appoint the Nominees by signing and returning the WHITE consent card today. Please join us as shareholders of AMAG in our effort to stop the value destruction at our company.

If you have any questions or need assistance in consenting on your WHITE consent card, please call our proxy solicitor, D.F. King & Co., Inc., toll-free at (800) 252-8173 or collect at (212) 269-5550.

Thank you for your continuing support.

David Johnson

Caligan Partners LP

About Caligan Partners LP

Caligan Partners LP is an investment firm headquartered in New York, NY that pursues a deep value-oriented strategy through investments in activist equities and distressed debt.

Investor Contact:

Ed McCarthy / Geoffrey Weinberg

D.F. King & Co., Inc.

+1 (212) 269-5550

AMAG@dfking.com

Media Contact:

Dan Zacchei / Joe Germani

Sloane & Company

+1 (212) 486-9500

Dzacchei@sloanepr.com

JGermani@sloanepr.com

LEGEND

Caligan, Caligan Partners CV II LP, David Johnson, Samuel Merksamer, Paul Fonteyne, Lisa Gersh and Kenneth Shea (collectively, the “Participants”) have filed a definitive consent statement and accompanying form of consent card with the SEC to be used in connection with the solicitation of consents from the stockholders of AMAG Pharmaceuticals, Inc. (the “Company”). All stockholders of the Company are advised to read the definitive consent statement and other documents related to the solicitation of consents by the Participants because they contain important information, including additional information related to the Participants. The definitive consent statement and an accompanying WHITE consent card will be furnished to some or all of the Company’s stockholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/, on Caligan’s website at www.saveamag.com and from the Participants’ consent solicitor, D.F. King & Co., Inc. by requesting a copy via email to AMAG@dfking.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive consent statement on Schedule 14A, filed by Caligan with the SEC on September 16, 2019. This document is available free of charge from the sources indicated above.

1 All TSR data from S&P Capital IQ through July 31, 2019, before Caligan began material purchases of AMAG shares.

2 Company September 12, 2019 press release

3 Company September 12, 2019 press release

4 Company September 12, 2019 press release

5 All total shareholder return and divided adjusted share price data from S&P Capital IQ.

6 Company September 12, 2019 press release

7 S&P Capital IQ data

8 Company September 6, 2019 press release

92016 Non-GAAP Adjusted EBITDA from 4Q2016 earnings presentation. 2019 consensus EBITDA from S&P Capital IQ.

10 Company September 12, 2019 press release

11 Company annual proxy statements 2013 - 2019

12 Company annual proxy statements 2013 - 2019

13 Company September 12, 2019 press release

14 Purchase and sale proceeds for CBR from AMAG’s cash flow statements from 2018 and 2016 10-K.

15 https://www.jonesday.com/en/practices/experience/2015/08/jefferies-finances-amag-pharmaceuticals-acquisition-of-cord-blood-registry

16 Company press release June 15, 2018. “AMAG intends to use the majority of the transaction proceeds to pay off the remaining $475 million of principal of its 7.875% Senior Notes due 2023.”

17 From AMAG 2016 10-K and 2018 10-K. CBR was purchased for $682.4MM in 2015 and divested for $519.3MM in 2018. Total Loss includes transaction fees of $14.1MM in 2018, loss on debt extinguishment of $28.1MM in 2018, $15.25MM of financing fees in 2015, and $1.1MM loss on debt extinguishment in 2017. Loss could be higher due to undisclosed transaction fees in 2015.

18 Company September 6, 2019 press release

19 SEC Form 4 filings

20 Company September 6, 2019 press release

21 Company September 6, 2019 press release